EXHIBIT (d)(2)(I)

Supplemental Coverage Rider

The Union  Central  Life  Insurance  Company

Cincinnati, Ohio

SUPPLEMENTAL COVERAGE  RIDER

RIDER DEATH  BENEF1T.  The rider death benefit equals the total death benefit minus the death benefit calculated without this  rider.   The  total  death  benefit  depends  on  the  death  benefit  option  you  select.

Option A.  The total  death  benefit  is  the  greater of: (1)  the  specified  amount  of  the  policy  plus  any  ABR  specified  amount plus the SCR specified  amount;  and (2) the account  value  times the appropriate corridor factor shown on the policy schedule.

Option B.  The total  death  benefit  is  the  greater of: (1)  the  specified  amount  of  the  policy  plus  any  ABR  specified  amount plus  the SCR specified  amount  plus  the account  value;  and  (2)  the account  value  times  the  appropriate corridor factor shown on  the  policy  schedule.

Option C.  The total  death  benefit  is  the  greater of: (1)  the  specified  amount  of  the  policy  plus  any  ABR  specified  amount plus  the  SCR  specified  amount  plus  the  sum of premiums paid minus the sum  of  partial withdrawals taken; and (2)  the account value times  the  appropriate corridor factor  shown  on  the  policy  schedule. If the  sum  of  partial  withdrawals taken is greater  than  the  sum  of  premiums paid, the  death  benefit  may  be  less  than  the  specified  amount.

The specified  amount  of  the  policy,  the SCR specified  amount,  the  ABR  specified  amount  (if  applicable) and the  death benefit option  are  shown  on  the  policy  schedule.

SCR SPECIF1ED  AMOUNT  CHANGES.  You may  change  the  SCR  specified  amount  by  written  notice  to  us  during  the lifetime of  the  insured,  subject  to  our  approval.

(1) An increase of the  SCR  specified  amount  may  be  requested on or  after  one  year  from  the  policy  date. Any  increase will require evidence of  insurability  satisfactory  to  us  and is subject  to  our  underwriting limits in  place  at  that time. An approved  increase  will  have  an  effective  date  as  shown  on  the  revised  policy  schedule.

(2) A decrease  of  the  SCR  specified  amount may  be  requested  on  or  after  one  year  from  the  policy date.  A  decrease  of  the SCR specified  amount  will  be  effective on the  monthly  date  following written  notice  to  us.  Any  reduction will be made in  the  following  order:

(a) against the  most  recent  increase  of  the  SCR  specified  amount;

(b) against the  next  most  recent  increases;

(c) against the  original SCR specified amount.

MONTHLY DEDUCTION.  On each  monthly  date,  we  will  deduct  an  amount   from  your  account  value  to  pay  us  for providing  the  benefit  of  this  rider. The monthly  deduction  for  this  rider  is:

(a) the cost  of  insurance   for  this rider; plus

(b) the monthly  SCR  specified  amount  charge.

We will  deduct  the  monthly  cost  for  this  rider  until  it  terminates.

COST OF INSURANCE.  On each  monthly  date, the  cost  of  insurance for this  rider  is  (a)  times  (b)  where:

(a) is  the  applicable  monthly  cost  of  insurance rate for  this  rider;  and

(b) is  the  net  amount  at  risk  attributed  to  the  SCR

The net  amount  at  risk  is  first  allocated  to  the  rest  of  the  policy  up  to  the  net  amount  at  risk  that  would  be  calculated for the policy  without  this  rider  attached. The remainder of the  net  amount  at  risk,  if  any,  is  allocated  to  this  rider.

The  maximum  cost  of  insurance  rate  is  determined  for  the  SCR death  benefit  by the  insured’s  gender,  issue  age,  and  rate class  as  shown  on  the policy  schedule. A cost  of  insurance  rate less  than  the  maximum  cost  of  insurance  rate may  be used at  our  option. Any  changes  in  the  cost  of  insurance  rates  will  be  made  by  class  and  will  be  determined  according  to  the procedures  and  standards  on  file with  the Insurance Department.

SCR  SPECIFIED  AMOUNT  CHARGE. The SCR  specified  amount  charge is  the amount  shown  on  the policy  schedule and  is  based  on  the  SCR  specified  amount  as  of  the  effective  date  for  the  rider. If  there  are  any  increases  in  the  SCR specified  amount,  each  increase  will  have  a  corresponding  SCR  specified  amount  charge  related  to  the  amount  of  the increase. A decrease  in  the  SCR  specified  amount  will  not  reduce  the  SCR  specified  amount  charge. These  charges  will be specified  on  the policy  schedule at  the time of  the increase.

CONVERSION. This  rider  may  not  be converted.

INCONTESTABILITY. We  will  not  contest  this  rider  after  it  has  been  in  force  during  the  insured’s  lifetime  for  two years. We  will  not  contest  any  increased  benefit  later  than  two  years  after  its  effective  date. No statement  will  be  used  in defense  of a claim  under  this  rider  unless  it  is  a  material  misrepresentation  contained  in  a  written  application. A copy  of such  statement  must  be made a part  of  the policy  to  which  this  rider  is  attached.

SUICIDE. If  the  insured  under  this  rider  commits  suicide  within  two  years  after  the  date  that  insurance  starts,  our  total liability  will  be  to  return  the  monthly  rider  charges  for  that  insurance. If  the  insured  under  this  rider  commits  suicide within  two  years  after  the effective  date  for  an  increase  in  the benefit  amount,  our  total  liability  for  that  increase  will  be  to return  the monthly  rider  charges  for  that  increase.

TERMINATION. This  rider  will  terminate:

(1)   when  the policy  terminates;  or

(2)   when  the policy  lapses;  or

(3)   on  the first  monthly  date  after  you  give us  written  notice.

REINSTATEMENT. Within  five  years  after  the  insurance  terminated,  you  may  put  this  rider  back  in  force  by  written notice  to  us  if:

(1)    the policy  is  in  force;

(2)    the insured  provides  us  with  evidence of  insurability;  and

(3)    enough  premium  is  paid  to  keep  this  rider  in  force for  three months.

CONTRACT. This  rider  is  made  a  part  of  the  policy.  It  is  based  on  the  application  and  any  supplemental  applications for  this  rider.

RIDER  SPECIFICATIONS. The  effective date,  benefit  amount  and  maximum  monthly  charges  for  this  rider  are  shown on  the policy  schedule.

THE UNION  CENTRAL  LIFE  INSURANCE  COMPANY

Secretary	President